Exhibit 10.55

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

LICENSE AGREEMENT

This LICENSE AGREEMENT is entered into this 22nd day of June 2006 (the “EFFECTIVE DATE”) between Cedars-Sinai Medical Center, a California nonprofit public benefit corporation, having an address at 8700 Beverly Blvd., Los Angeles, California 90048 (“CSMC”) and Salix Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware and having an address at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560-8404 (LICENSEE”).

WITNESSETH

WHEREAS, CSMC owns US Patent Application No. 11/234,516, entitled “Methods of Treating Irritable Bowel Syndrome and Other Disorders Caused by Small Intestinal Bacterial Overgrowth,” filed September 23, 2005 (the “PATENT APPLICATION”), and US Patent No. 6,861,053, entitled “Methods of Diagnosing or Treating Irritable Bowel Syndrome and Other Disorders Caused by Small Intestinal Bacterial Overgrowth,” with an issue date of March 1, 2005 (the “PATENT” and collectively with the PATENT APPLICATION, the “INVENTIONS”); and

WHEREAS, the INVENTIONS were developed by Dr. Henry C. Lin and Dr. Mark Pimentel of CSMC; and

WHEREAS, CSMC is interested in licensing the INVENTIONS in a manner that will benefit the public; and

WHEREAS, LICENSEE desires to obtain a license to use the INVENTIONS under the terms and conditions set forth herein; and

WHEREAS, CSMC and LICENSEE intend that the execution, delivery, and performance of this LICENSE AGREEMENT by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds;

NOW, THEREFORE, in consideration of the premises and mutual promises and covenants contained in this LICENSE AGREEMENT and for good and valuable consideration, it is agreed by and between CSMC and LICENSEE as follows:

ARTICLE 1: DEFINITIONS

In addition to such terms defined elsewhere in this LICENSE AGREEMENT, the following terms shall have the meanings described below.

1.1 “AFFILIATE” means (a) any person or entity which owns or controls at least fifty percent (50%) of the equity or voting stock of LICENSEE, or (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by LICENSEE or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of LICENSEE.

1.2 “COMMERCIALLY REASONABLE EFFORTS” shall mean efforts and resources commonly used in the industry for a product at a similar stage in its development or product life and of similar market potential taking into account efficacy, safety, the anticipated regulatory authority approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the product, the likelihood of regulatory approval, the profitability of the product including the royalties payable to licensors of patent rights, alternative products (of either a Third Party or LICENSEE) and other relevant factors. COMMERCIALLY REASONABLE EFFORTS shall be determined on a market-by-market basis for a particular product, and it is anticipated that the level of effort will change over time, reflecting changes in the status of the LICENSED PRODUCT and the market involved.

1.3 “FIRST COMMERCIAL SALE” means the first sale of a LICENSED PRODUCT (as defined below) by LICENSEE, an AFFILIATE, or any sublicensee of either of the foregoing after receipt of United States Food and Drug Administration (“FDA”) approval on the use of RIFAXIMIN as an indication for Irritable Bowel Syndrome (“IBS”), for which the proceeds of such sale qualify as NET SALES (as defined below) (or would qualify if such sublicensee’s sale thereof had been made by LICENSEE or an AFFILIATE).

1.4 “IMPROVEMENT” means any modification, enhancement, or improvement, occurring either before or after the Effective Date, of any INVENTION or any other invention described in the PATENT RIGHTS, the manufacture, use, or sale of which modification, enhancement, or improvement would, but for the licenses granted hereunder, infringe one or more claims of the PATENT RIGHTS.

1.5 “LICENSED FIELD” means the use of RIFAXIMIN to treat any disease state claimed in whole or in part by a VALID CLAIM contained in the PATENT RIGHTS. It is the intent of the parties that the Licensed Field will not include any use of the Patent Rights or Licensed Technology for diagnostic purposes.

1.6 “LICENSED PRODUCTS” means: (a) any method or process, composition, product, or component part thereof claimed in whole or in part by a VALID CLAIM contained in the PATENT RIGHTS, whose manufacture, use, sale, offer for sale or importation would, but for the license(s) granted in this LICENSE AGREEMENT, infringe on the PATENT RIGHTS in the country of sale; and (b) RIFAXIMIN sold by LICENSEE or its AFFILIATES.

1.7 “LICENSED TECHNOLOGY” means any unpublished research and development information, know-how, and technical data in the possession of CSMC prior to or following the EFFECTIVE DATE of this LICENSE AGREEMENT, which relates to and is necessary for the practice of the INVENTIONS in the LICENSED FIELD and which CSMC has the right to provide to LICENSEE.

1.8 “LICENSED TERRITORY” means the entire world.

1.9 “NET SALES” means the total invoiced sales price and/or value of other consideration received for LICENSED PRODUCTS and sold by LICENSEE or an AFFILIATE thereof after FDA approval on the use of RIFAXIMIN as an indication for IBS less (a) sales taxes or other taxes, (b) actual shipping and insurance costs paid to a THIRD PARTY, (c) actual rebates, credits, or refunds for returned or defective LICENSED PRODUCTS, (d) trade discounts and quantity discounts or retroactive price reductions, (e) rebates, credits, and chargeback payments (or the equivalent thereof) actually granted to managed health care organizations, wholesalers, or to federal, state/provincial, local and other governments, including their agencies, purchasers, and/or reimbursers, or to trade customers, and (f) any import or export duties, tariffs, or similar charges incurred with respect to the import or export of LICENSED PRODUCTS into or out of any country in the LICENSED TERRITORY. LICENSED PRODUCTS will be considered “sold” when put into use, sold, leased or otherwise transferred and a “sale” shall be deemed to have occurred upon first use, shipment, invoicing or receipt of payment, whichever shall first occur. Notwithstanding the foregoing, NET SALES shall not include, and shall be deemed zero with respect to, (1) the actual distribution of reasonable quantities of promotional samples of LICENSED PRODUCTS, (2) LICENSED PRODUCTS provided for clinical trials or research purposes at cost or at no charge, or (3) LICENSED PRODUCTS provided to a sublicensee or other strategic partner under an agreement in which LICENSEE (or an AFFILIATE) shall be receiving royalties or other consideration upon which LICENSEE must pay certain amounts to CSMC under Section 3.6. For purposes of clarification, NET SALES shall not include any revenue received in connection with the sale of LICENSED PRODUCTS prior to FDA approval of the use of RIFAXIMIN as an indication for IBS.

Notwithstanding the foregoing, in the event that LICENSED PRODUCTS are sold by LICENSEE as part of a combination product or bundled product (“Combination Product”), the NET SALES of such product, for the purposes of determining royalty payments due under this LICENSE AGREEMENT, shall be determined by multiplying the NET SALES (as originally defined above) of the combination product by the fraction A/(A+B), where A is the average sale price of the LICENSED PRODUCT when sold separately in finished form in any country in which the Combination Product is sold and B is the average sale price of the other product(s) included in the Combination Product when sold separately in finished form, so that A+B is the average sale price of the Combination Product(s) together, in the country in which the Combination Product is sold, in each case during the applicable royalty reporting period in which sales of both occurred or, if sales of both the LICENSED PRODUCT and the other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the LICENSED PRODUCT and such other product(s) in the Combination Product, NET SALES for the purposes of determining royalty payments with respect to such Combination Product shall be mutually agreed by the parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld.

1.10 “PATENT RIGHTS” means the PATENT APPLICATION, PATENT, and any IMPROVEMENTS owned or controlled by CSMC prior to or during the term of this LICENSE AGREEMENT, as well as any continuations, continuations-in-part, divisionals, provisionals, continued prosecution applications, reexaminations, renewals, extensions, request for continued examinations, patents, or reissues thereof, and any foreign counterpart of any of the foregoing which are owned or controlled by CSMC prior to or during the term of this LICENSE AGREEMENT.

1.11 “RIFAXIMIN” means rifaximin, any pharmaceutical equivalents, salts and derivatives thereof.

1.12 “THIRD PARTY” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the laws of any jurisdiction who is not a party to this LICENSE AGREEMENT or an AFFILIATE of a party to this LICENSE AGREEMENT.

1.13 “VALID CLAIM” means (a) a claim included in the PATENT RIGHTS, which has not been pending for longer than ten years after the FIRST COMMERCIAL SALE of a Product; or (b) a claim in an issued patent included within the PATENT RIGHTS, which claim has not (i) lapsed, been canceled or become abandoned, (ii) been declared invalid or unenforceable by a non-appealable or unappealed decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2: GRANT OF LICENSE

2.1 CSMC hereby grants to LICENSEE and its AFFILIATES to the extent of the LICENSED TERRITORY an exclusive license under the PATENT RIGHTS to make, have made, use, sell and have sold, and import LICENSED PRODUCTS in the LICENSED FIELD, with the right to sublicense, subject to all the terms and conditions of this LICENSE AGREEMENT. CSMC hereby grants to LICENSEE and its AFFILIATES to the extent of the LICENSED TERRITORY a nonexclusive license to use the LICENSED TECHNOLOGY as necessary to exploit all rights granted with respect to the PATENT RIGHTS in the LICENSED FIELD, with the right to sublicense, subject to all the terms and conditions of this LICENSE AGREEMENT. CSMC shall promptly disclose to LICENSEE all LICENSED TECHNOLOGY.

2.2 Notwithstanding the exclusive license granted in Section 2.1, CSMC reserves the right to practice any PATENT RIGHTS solely for its own internal, not-for-profit research (including, but not limited to, obtaining and using research funding from funding agencies), public service, teaching, clinical use and educational purposes, without payment of royalties, provided that the exercise of such reserved rights by CSMC shall not be on behalf of, sponsored with funding received from, or subject to any intellectual property rights granted to any commercial THIRD PARTY. Such rights shall include the right to practice the PATENT RIGHTS in connection with collaborative research in the LICENSED FIELD with THIRD PARTIES which are not competitors of LICENSEE, subject to LICENSEE’s consent, not to be unreasonably withheld, provided that such THIRD PARTIES practice the PATENT RIGHTS solely for their own internal and not-for-profit research, public service, teaching, clinical use and educational purposes. Notwithstanding anything in this LICENSE AGREEMENT to the contrary, no restriction is intended to apply to CSMC’s use of the PATENT RIGHTS outside of the LICENSED FIELD and accordingly no such use will be subject to LICENSEE’s consent. Furthermore, CSMC shall be free to publish LICENSED TECHNOLOGY as it sees fit, provided that: (i) CSMC shall provide LICENSEE with a manuscript of any proposed paper or an abstract of any proposed presentation describing any INVENTIONS or technology claimed or described in the PATENT RIGHTS at least sixty (60) days prior to its submission for publication or presentation; and (ii) as reasonably requested by LICENSEE, CSMC shall instruct its patent counsel to make such patent filings or conduct the prosecution of the patents and patent applications included in the PATENT RIGHTS as appropriate prior to publication or presentation of such material to prevent the loss of any rights granted under this LICENSE AGREEMENT.

2.3 Notwithstanding the foregoing, any and all licenses and other rights granted hereunder are limited by and subject to the rights and requirements of the United States Government which arise out of its sponsorship of the research which led to the conception or reduction to practice of the INVENTIONS covered by PATENT RIGHTS. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. §§ 200-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a non-exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on the behalf of the United States Government any of the PATENT RIGHTS throughout the world and LICENSEE agrees to comply and require compliance therewith.

2.4 Subject to the provisions of Section 1.10 and Article 2, LICENSEE acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to any other intellectual property and, accordingly, except to the extent explicitly granted hereunder, no license to any other intellectual property is granted to Licensee under this Agreement.

ARTICLE 3: CONSIDERATION

3.1 As partial consideration for the exclusive worldwide license granted LICENSEE under this LICENSE AGREEMENT, LICENSEE shall pay CSMC a license fee (“License Fee”) of One Million Two Hundred Thousand Dollars ($1,200,000), which shall be payable in [*] payments of [*] Dollars each. The [*] payments shall be due on [*] and [*]. If the scheduled due date falls on a Saturday or Sunday or a holiday recognized by the federal government, the due date shall be automatically deferred to the first immediately following business day. With respect to the License Fee, it is understood and agreed by the parties that (i) [*] Dollars ($[*]) shall be considered to be an up-front, non-refundable and irrevocable licensing fee; and (ii) [*] Dollars ($[*]) shall be considered a pre-paid, non-refundable and irrevocable royalty applicable as a credit towards royalty amounts due and payable, if any, pursuant to

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Section 3.3 hereinafter. Furthermore, it is understood and agreed to by the parties that in the event that this Agreement terminates for any reason, all payment obligations set forth above in this Section 3.1 shall terminate, except for those [*] payments of [*] Dollars each, which have accrued prior to the date of termination.

3.2 LICENSEE shall reimburse CSMC for reasonable and necessary, documented costs (including attorneys’ fees) arising out of or related to the preparation, filing, prosecution and maintenance of patents or patent applications included in the PATENT RIGHTS (“PATENT COSTS”). The reimbursement of the PATENT COSTS shall be non-refundable and shall not exceed [*] Dollars ($[*]). Reimbursement of PATENT COSTS under this LICENSE AGREEMENT shall commence and be due within thirty (30) days of the receipt of reasonable supporting documentation by LICENSEE.

3.3 LICENSEE will pay CSMC a royalty as follows:

(a) Upon LICENSEE’S receipt of FDA approval for the use of RIFAXIMIN as an indication for IBS, LICENSEE shall pay a royalty of [*] percent ([*]%) of NET SALES of LICENSED PRODUCTS.

(b) At such time as LICENSEE has received FDA approval for the use of RIFAXIMIN as an indication for IBS and the [*], the royalty payable under Section 3.3 shall be increased to [*]%.

LICENSEE shall pay to CSMC said royalties on the NET SALES of LICENSED PRODUCTS concurrently with the making of quarterly written reports as provided in Article 4 below.

3.4 Only one royalty shall be payable with respect to any LICENSED PRODUCT regardless of whether it or its use or method of manufacture is covered by one or more PATENT RIGHTS.

3.5 In the event that:

(a) a LICENSED PRODUCT is deemed by a final, unappealable decision of a court of competent jurisdiction to infringe a claim of a patent(s) owned or controlled by a THIRD PARTY in any given country, and LICENSEE, an AFFILIATE thereof, or any sublicensee licenses such patent(s) in settlement of such claims (“INFRINGEMENT LICENSE”), or

(b) LICENSEE, an AFFILIATE thereof, or any sublicensee determines that it is reasonably necessary or advisable to obtain a license to practice any THIRD PARTY’s rights in order to exploit a LICENSED PRODUCT in any given country, subject to CSMC’s consent, not to be unreasonably withheld (“NECESSARY LICENSE”), then LICENSEE may deduct

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

one hundred percent (100%) of any fees, milestones or royalties paid by LICENSEE, an AFFILIATE thereof, or any sublicensee to THIRD PARTIES for INFRINGEMENT LICENSES, NECESSARY LICENSES AND IMPROVEMENT LICENSES (or such amounts paid by LICENSEE, an AFFILIATE thereof, or any sublicensee in settlement of any related infringement action) from the amounts otherwise due to CSMC pursuant to Section 3.3 hereof; provided, however, that, notwithstanding the foregoing, the total amount due to CSMC under this LICENSE AGREEMENT with respect to any particular calendar quarter shall not be reduced by more than fifty percent (50%) as a result of any such adjustment, and any amounts not deducted in a calendar quarter shall be carried forward for deduction in the subsequent calendar quarter(s), subject to such fifty percent (50%) limitation in each case.

3.6 Should a compulsory license be granted, or be the subject of a possible grant, to a THIRD PARTY under the applicable laws of any country in the LICENSED TERRITORY under the PATENT RIGHTS licensed hereunder, LICENSEE shall notify CSMC, including any material information concerning such compulsory license, and the running royalty rate payable under Section 3.3 for sales of LICENSED PRODUCTS in such country will be adjusted to equal any lower royalty rate granted to such THIRD PARTY for such country with respect to the sales of such LICENSED PRODUCTS therein (the “COMPULSORY ROYALTY”), provided that: (i) during such periods such THIRD PARTIES sell or offer for sale under the compulsory license articles that compete with the LICENSED PRODUCTS then marketed and sold by LICENSEE or its AFFILIATE in that country; and (ii) such COMPULSORY ROYALTY shall remain subject to further adjustment consistent with Section 3.4 above.

3.7 In respect to sublicenses granted by LICENSEE under Article 6 below, LICENSEE shall pay to CSMC an amount equal to [*] percent ([*]%) of all sublicense payments to the extent received by LICENSEE directly and solely, as reasonably determined by LICENSEE, as consideration for the grant of rights to PATENT RIGHTS (“SUBLICENSING REVENUE”). SUBLICENSING REVENUE shall include amounts received by LICENSEE which are actual sublicense payments or amounts paid in lieu of royalty advances; provided, however, purchases of equity or debt of LICENSEE, payments made in connection with research and development agreements or collaborations, or other payments made by a sublicensee where LICENSEE is obligated to perform services or to provide goods in connection with such payment shall not be considered sublicense payments for purposes of this LICENSE AGREEMENT.

3.8 All fees, royalties, and other payments due to CSMC under this LICENSE AGREEMENT shall be made in United States Dollars. All royalties owing with respect to NET SALES or SUBLICENSING REVENUE stated in currencies other than U.S. dollars shall be converted at an exchange rate that is the arithmetic mean of the opening telegraphic transfer selling and buying rate published by the American East Coast edition of the Wall Street Journal on the day preceding the payment. If by law, regulation or fiscal policy of any country, conversion from that country’s currency into U.S. dollars is restricted or forbidden, written notice thereof shall be given to CSMC and payment of amounts from that country shall be made

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

through such lawful means as CSMC shall designate, including, without limitation, deposit of local currency in such recognized banking institution as CSMC shall designate. When in any country the law or regulation prohibits both the transmittal and the deposit of royalties on sales in that country, royalty payments from that country will be suspended for as long as the prohibition is in effect and, as soon as the prohibition ceases, all royalties that LICENSEE or its AFFILIATES or sublicensees would have been obligated to pay, but for the prohibition, will promptly be deposited or transmitted, as the case may be, to the extent then allowed.

3.9 In the event royalty payments or fees are not received by CSMC when due, LICENSEE shall pay to CSMC interest and charges at the lower of (a) the then-current prime lending rate as published by the American East Coast edition of the Wall Street Journal or (b) the maximum rate of interest allowed by law on the royalties or fees overdue.

3.10 Fair Market Value. Both parties acknowledge and agree that the forms of consideration provided for in Article 3 and other obligations of LICENSEE under this LICENSE AGREEMENT constitute fair market value for the rights granted to LICENSEE under this LICENSE AGREEMENT based on arms’-length negotiations between the parties.

ARTICLE 4: REPORTS AND RECORDS

4.1 Following the FIRST COMMERCIAL SALE of a LICENSED PRODUCT or receipt of SUBLICENSING REVENUE subject to royalties under Section 3.7, LICENSEE agrees to make quarterly written reports to CSMC within sixty (60) days following the end of each calendar quarter during the term of this LICENSE AGREEMENT, stating in each such report, if and as applicable: (i) the number, description, internal product number and aggregate selling prices of LICENSED PRODUCTS sold or otherwise disposed of and the specific itemized deductions taken during the such calendar quarter and upon which royalty is payable as provided in Section 3.3 hereof; (ii) the amount of any SUBLICENSING REVENUES listed by sublicense and received upon which royalty is payable as provided in Section 3.6 hereof; and (iii) the total number of uses (including the type of use) excluded from the calculation of NET SALES as defined in clauses (2) and (3) of Section 1.8 hereof. The first such report shall include all such LICENSED PRODUCTS so sold or otherwise disposed of, and all such SUBLICENSING REVENUE received, prior to the date of such report.

4.2 LICENSEE will keep complete, true and accurate books of account and records for the purpose of showing the derivation of all amounts (i) payable to CSMC under this LICENSE AGREEMENT and (ii) spent by LICENSEE as a part of its COMMERCIALLY REASONABLE EFFORTS required under this LICENSE AGREEMENT. Such books and records will be kept at LICENSEE’s principal place of business for at least five (5) years following the end of the calendar quarter to which they pertain, and will be open no more than once each calendar year for inspection by an independent certified public accountant reasonably acceptable to LICENSEE acting on behalf of CSMC for the purpose of verifying LICENSEE’s royalty statements or LICENSEE’s compliance in other respects with this LICENSE AGREEMENT. The representative will be obliged to treat as confidential all relevant matters but shall be free to disclose all conclusions of any such inspection(s) to CSMC and support such conclusions with underlying confidential information if challenged by LICENSEE, provided that all such disclosures shall be maintained as confidential by such representative and CSMC with respect to THIRD PARTIES.

4.3 Inspections made under Section 4.2 shall be at the expense of CSMC, unless an underpayment to CSMC exceeding [*] dollars ($[*]) is discovered in the course of any such inspection, whereupon the actual, documented costs of such inspection shall be paid by LICENSEE. LICENSEE will promptly pay to CSMC the full amount of any underpayment, together with interest thereon at the lower of (a) [*] percent ([*]%) per month pro-rated, or (b) the maximum rate of interest allowed by law.

ARTICLE 5: DUE DILIGENCE

5.1 LICENSEE shall use its COMMERCIALLY REASONABLE EFFORTS and due diligence to proceed with the research, development, and commercial exploitation of LICENSED PRODUCTS during the term of this LICENSE AGREEMENT as provided in more detail in Schedule “X” hereto. In making any determination regarding such efforts and diligence, CSMC shall take into account the normal course of such programs conducted with sound and reasonable business practices and judgment and shall take into account the reports provided hereunder by LICENSEE. In the event that CSMC believes that LICENSEE is not engaged in COMMERCIALLY REASONABLE EFFORTS, CSMC shall promptly notify LICENSEE in writing and provide the basis for such belief. The parties will then enter good faith negotiations to discuss what additional steps LICENSEE should take to meet the requirement of COMMERCIALLY REASONABLE EFFORTS.

5.2 In particular, LICENSEE will expend a minimum of $[*] per calendar year (such amount to be adjusted pro rata for any partial calendar year) (i) to seek and obtain regulatory approval for LICENSED PRODUCTS (as defined in section 1.6(a) hereof) and (ii) develop and commercialize LICENSED PRODUCTS as soon as practicable, as well as to achieve milestones that will be mutually agreed upon and consistent with COMMERCIALLY REASONABLE EFFORTS. LICENSEE shall also be responsible for obtaining all requisite regulatory approvals needed to use or sell LICENSED PRODUCTS in the LICENSED FIELD in the LICENSED TERRITORY on a mutually acceptable timetable consistent with COMMERCIALL REASONABLE EFFORTS and will present to CSMC a business and marketing plan for development and commercial exploitation of LICENSED PRODUCTS as contemplated by this LICENSE AGREEMENT. LICENSEE and CSMC shall negotiate in good faith the due date for such business and marketing plan.

5.3 LICENSEE acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that LICENSEE pursue the development, commercialization and marketing of LICENSED PRODUCTS and otherwise exercise COMMERCIALLY REASONABLE EFFORTS to maximize the value of this LICENSE AGREEMENT to CSMC. LICENSEE shall be deemed to

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

have exercised COMMERCIALLY REASONABLE EFFORTS to maximize the value of this LICENSE AGREEMENT to CSMC, and the due diligence requirements of this Article 5 shall be deemed to have been met, if LICENSEE uses COMMERCIALLY REASONABLE EFFORTS to meet the respective requirements set forth on Schedule “X” hereto, with each such requirement being deemed a separate and independent condition (each, a “Milestone”). Within sixty (60) days after each anniversary of the EFFECTIVE DATE, LICENSEE shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of LICENSEE) indicating its achievement of the Milestones. If LICENSEE fails to use COMMERCIALLY REASONABLE EFFORTS to achieve any Milestone designated in Schedule “X” hereto, CSMC may, at its option and as its sole remedy for LICENSEE’s breach of this Section 5.3, exercise CSMC’s rights as set forth in Section 5.4.

5.4 If LICENSEE has, in CSMC’s reasonable judgment, failed to exercise COMMERCIALLY REASONABLE EFFORTS to achieve any Milestone and LICENSEE, in its reasonable judgment, believes that COMMERCIALLY REASONABLE EFFORTS have been undertaken, the parties shall use good faith efforts to settle such controversy, dispute or claim amicably between themselves. Should the parties fail to reach a mutually acceptable settlement of any controversy, dispute or claim that may arise out of or in connection with this Section 5 after a period of sixty (60) days, the breach, termination or validity thereof (other than with respect to patent validity or patent infringement) shall be settled by final and binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) as herein provided. One arbitrator shall be appointed under the rules of the AAA. The place of arbitration shall be in Los Angeles, California and the arbitration proceedings shall be held in English. The procedural law of the State of California shall apply where the AAA Rules are silent. The award of the arbitrator shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and order of enforcement. Notwithstanding the foregoing, nothing contained herein shall prevent either party from seeking equitable relief from any State or Federal Court pending the establishment of or a decision by the arbitrator. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation or arbitration shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment. Notwithstanding anything herein to the contrary, this Section 5.4 shall only apply to LICENSEE’s failure to exercise COMMERCIALLY REASONABLE EFFORTS to achieve a Milestone if CSMC has provided LICENSEE with a BREACH NOTICE (as defined in Section 7.2) with respect to such failure, and LICENSEE has not cured such failure within the ninety (90) day period following LICENSEE’s receipt of the BREACH NOTICE.

ARTICLE 6: SUBLICENSING

6.1 LICENSEE may sublicense any or all of the rights licensed hereunder; provided, however, that LICENSEE may not enter into any sublicensing arrangement prior to the receipt of FDA approval on the use of RIFAXIMIN as an indication for IBS without first obtaining the prior written consent of CSMC, which consent will not be unreasonably withheld.

6.2 LICENSEE shall require that all sublicenses be materially consistent with the terms, conditions and limitations of this LICENSE AGREEMENT. CSMC agrees that all such sublicenses shall survive termination of this LICENSE AGREEMENT and will automatically be assigned to CSMC upon such termination in the event this LICENSE AGREEMENT is terminated, to the extent (i) provided for in such each sublicense and (ii) such sublicense does not impose any obligations on CSMC not imposed on CSMC herein.

6.3 Upon execution of each sublicense agreement, LICENSEE shall provide a copy, in confidence, to CSMC. LICENSEE agrees to be fully responsible for the performance of any sublicensees hereunder, including, but not limited to, that the activities of any sublicensee of LICENSEE shall be deemed the acts of LICENSEE for purposes of satisfying LICENSEE’s obligations under Article 5 above.

ARTICLE 7: TERM AND TERMINATION

7.1 The term of this LICENSE AGREEMENT shall begin on the EFFECTIVE DATE and continue until (i) this LICENSE AGREEMENT is terminated as provided herein or, (ii) on a country-by-country basis, the expiration of the last to expire of the PATENT RIGHTS in each country in which a patent included in the PATENT RIGHTS may have issued. Upon expiration of this LICENSE AGREEMENT due to the expiration of the last-to-expire of all patents included in the PATENT RIGHTS with respect to a particular country, LICENSEE shall have the perpetual, unrestricted, fully-paid, royalty-free right, with rights of sublicense, to make, use, and sell, lease, or otherwise dispose of LICENSED PRODUCTS in such country.

7.2 It is expressly agreed that, notwithstanding the provisions of any other section of this LICENSE AGREEMENT, if LICENSEE should materially breach a provision of this LICENSE AGREEMENT except for breaches of Section 5.3, the provisions of this Section 7.2 shall prevail:

(i) In the event LICENSEE fails to cure any breach to the reasonable satisfaction of CSMC within ninety (90) days of receipt of written notice from CSMC describing a breach (“BREACH NOTICE”) then CSMC will have the right, in its sole and absolute discretion, to terminate this LICENSE AGREEMENT or render it non-exclusive immediately upon further written notice to LICENSEE, provided that such further written notice must be given by CSMC within thirty (30) days of the expiration of the ninety (90) period established above; or

(ii) In the event that LICENSEE believes that a particular breach is not curable within the specified ninety (90) day period, LICENSEE shall, before the end of the ninety (90) day period stated in the BREACH NOTICE, provide written notification to CSMC accompanied by a detailed plan for LICENSEE to cure the breach, requesting CSMC’s consent to proceed with the proposed plan, which consent shall not be unreasonably withheld. Upon the receipt of CSMC’s consent, LICENSEE shall immediately initiate COMMERCIALLY REASONABLE EFFORTS to cure the breach consistent with the proposed plan within the time period approved by CSMC in the request for additional time. In the event LICENSEE fails to cure the relevant breach to the reasonable satisfaction of CSMC within the time period approved by CSMC in the request for additional time pursuant to this Section 7.2(ii), then CSMC will have the right, in its sole and absolute discretion, to terminate this LICENSE AGREEMENT or render it non-exclusive immediately upon further written notice to LICENSEE, provided that such further written notice must be given by CSMC within thirty (30) days of the expiration of the time period approved by CSMC in the request for additional time.

For the purposes of this Section 7.2, a “material breach” is a violation of or failure to keep or perform any material covenant, condition, or undertaking of this LICENSE AGREEMENT, including, but not limited to, the failure to deliver to CSMC any royalty or other payment at the time or times that the same should be due to CSMC under this LICENSE AGREEMENT, failure to provide reports as specified in Section 4.2, failure to perform the due diligence obligations in Section 5, and failure to possess and maintain insurance as set forth in Section 11.3.

7.3 This Agreement shall terminate automatically if LICENSEE shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of LICENSEE shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of LICENSEE or otherwise; provided, however, that if any such action is involuntary, termination shall not take place unless the action is not reversed within thirty (30) days. Further, LICENSEE shall give CSMC at least forty-five (45) days’ prior written notice before LICENSEE initiates any bankruptcy proceeding, and CSMC shall have the right to terminate this Agreement immediately upon receipt of such notice.

7.4 LICENSEE may terminate this LICENSE AGREEMENT at any time upon giving written notice of not less than ninety (90) days to CSMC.

7.5 Upon cancellation of this LICENSE AGREEMENT or upon its termination in whole or in part, LICENSEE shall provide CSMC with a written inventory of all LICENSED PRODUCTS in the process of manufacture by or on behalf of LICENSEE, in use by LICENSEE, or under LICENSEE’S exclusive control. LICENSEE shall have the privilege of completing the manufacture and disposing of any such LICENSED PRODUCTS within a period of one year following such termination subject to payment of the royalty obligations set forth herein. LICENSEE will also have the right to complete performance of all contracts: (i) for the marketing, sale, or manufacture of LICENSED PRODUCTS; and (ii) requiring use of LICENSED TECHNOLOGY, any technology claimed in PATENT RIGHTS, or LICENSED PRODUCTS, within such one year period. All LICENSED PRODUCTS which are not disposed of as provided above shall be disposed of in a reasonable manner as determined by LICENSEE in its sole reasonable discretion and at LICENSEE’s sole expense.

7.6 Any termination or cancellation under any provision of this LICENSE AGREEMENT shall not relieve LICENSEE of its obligation to pay any royalty or other fees (including attorneys’ fees pursuant to Section 3.2 hereof) due or owing at the time of such termination or cancellation.

ARTICLE 8: PATENT PROSECUTION AND MAINTENANCE

8.1 Subject to CSMC’s right of reimbursement in Section 3.2 and LICENSEE’s election in Section 8.2, LICENSEE shall bear the cost of all reasonable, documented patent expenses, past and future, associated with the preparation, filing, prosecuting, issuance and maintenance of U.S. Patent applications and U.S. Patents included within the PATENT RIGHTS; provided, however, that LICENSEE’s shall not be obligated in the aggregate in excess of $[*]. Such filings and prosecution shall be by counsel of CSMC’s choosing and shall be in the name of CSMC. CSMC shall keep LICENSEE advised as to the prosecution of such applications by forwarding, and directing CSMC’s patent counsel to forward, to LICENSEE copies of all official correspondence, (including, but not limited to, applications, office actions, responses, etc.) relating thereto. LICENSEE shall have the right to comment and advise CSMC and its counsel as to the conduct of such prosecution and maintenance, provided, however, that CSMC shall have the right to make the final decisions for all matters associated with such prosecution and maintenance. Notwithstanding the foregoing, CSMC shall not abandon prosecution of any patent application or maintenance of any issued patent included in the PATENT RIGHTS without first giving LICENSEE written notice at least sixty (60) days prior to the date on which such patent application or patent will become abandoned, and shall allow LICENSEE to assume prosecution of any such patent application, or maintenance of any such patent, at LICENSEE’s own expense and with counsel of its choosing.

8.2 As regards prosecution and maintenance of foreign patent applications corresponding to the PATENT RIGHTS, LICENSEE shall designate in writing that country or those countries, if any, in which LICENSEE desires such corresponding patent application(s) to be filed. LICENSEE shall pay all reasonable, documented costs and legal fees associated with the preparation, filing, prosecuting, issuance and maintenance of such designated foreign patent applications and foreign patents pursuant to Section 3.2. All such applications shall be in CSMC’s name.

8.3 (a) By written notification to CSMC at least thirty (30) days in advance of any filing or response deadline, or fee due date, LICENSEE may elect not to have a patent application filed in any particular foreign country or not to pay expenses associated with prosecuting or maintaining any such patent application or patent, provided that LICENSEE pays for all reasonable, documented costs incurred up to CSMC’s receipt of such notification. Upon such notice with respect to any foreign country, CSMC may file, prosecute, and/or maintain such patent applications or patents at its own expense and for its own benefit, and any rights or license granted hereunder with respect to such PATENT RIGHTS, shall terminate.

(b) Notwithstanding the foregoing, in the event that CSMC should desire to license any such foreign PATENT RIGHTS for which LICENSEE’s rights have terminated pursuant to 8.3(a) (the “CSMC Foreign Patent Rights”), CSMC shall first provide LICENSEE with a thirty (30) day period (the “Notice Period”) for the LICENSEE to provide a written notice to CSMC of LICENSEE’s desire to license such rights pursuant to the terms of this Agreement. Upon CSMC’s receipt of such notice from LICENSEE, the CSMC Foreign Patent Rights shall

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

become part of the PATENT RIGHTS hereunder and LICENSEE shall become liable for all royalty obligations with respect to such rights and shall promptly reimburse CSMC for all its documented costs incurred with respect to such rights. If CSMC does not receive a notice provided by LICENSEE prior to expiration of the Notice Period, then for a period of one hundred eighty (180) days following the expiration of the Notice Period, CSMC may license such CSMC Foreign Patent Rights to a third party on terms not more favorable to the third party than the terms set forth herein. If CSMC does not enter into a license agreement with a third party prior to the end of the one hundred eighty (180) day period, CSMC shall repeat the process set forth in this Section 8.3(b) with respect to the relevant CSMC Foreign Patent Rights that CSMC desires to offer to third parties.

ARTICLE 9: INFRINGEMENT

9.1 If either of the parties to this LICENSE AGREEMENT becomes aware of any infringement or potential infringement of the PATENT RIGHTS, that party will give notice thereof to the other party and provide available information to the other party. If the production, sale or use of LICENSED PRODUCTS under this LICENSE AGREEMENT by LICENSEE results in any claim for patent infringement against LICENSEE, its AFFILIATES, customers, or its sublicensee(s), LICENSEE shall promptly notify CSMC thereof in writing, setting forth the facts of such claim in reasonable detail. As between the parties to this LICENSE AGREEMENT, LICENSEE shall have the first and primary right and responsibility at its own expense to defend and control the defense of any such claim against LICENSEE, by counsel of its own choice. LICENSEE shall be free to enter into a settlement, consent judgment, or other voluntary disposition of such action, provided that any settlement, consent judgment or other voluntary disposition of such actions, which: (i) materially limits the scope, validity, or enforceability of patents included in the PATENT RIGHTS; (ii) subjects CSMC to any nonindemnified liability; or (iii) admits fault or wrongdoing on the part of CSMC, must be approved by CSMC, such approval not being unreasonably withheld. CSMC shall provide LICENSEE notice of such approval or denial of such approval within thirty (30) days of any request for such approval by LICENSEE, provided that: (x) in the event CSMC wishes to deny such approval, such notice shall include a detailed written description of CSMC’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition; and (y) CSMC shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide proper, full notice within such thirty (30) day period in accordance herewith. CSMC agrees to cooperate with LICENSEE in any reasonable manner deemed by LICENSEE to be necessary in defending any such action. LICENSEE shall reimburse CSMC for any out of pocket expenses incurred in providing such assistance.

9.2 In the event that any PATENT RIGHTS licensed to LICENSEE are infringed by a THIRD PARTY, LICENSEE shall have the first, primary right, but not the obligation, to institute, prosecute and control any action or proceeding with respect to such infringement, by counsel of its choice, including any declaratory judgment action arising from such infringement. LICENSEE shall be free to enter into a settlement, consent judgment, or other voluntary disposition of such action, provided that any settlement, consent judgment or other voluntary disposition of such actions, which: (i) materially limits the scope, validity, or enforceability of patents included in the PATENT RIGHTS; (ii) subjects CSMC to any non-indemnified liability or obligation; or (iii) admits fault or wrongdoing on the part of CSMC, must be approved by CSMC, such approval not to be unreasonably withheld. CSMC shall provide LICENSEE notice of its approval or denial of such approval within thirty (30) days of any request for such approval by LICENSEE, provided that: (x) in the event CSMC wishes to deny such approval, such notice shall include a detailed written description of CSMC’s reasonable objections to the proposed settlement, consent judgment, or other voluntary disposition; and (y) CSMC shall be deemed to have approved of such proposed settlement, consent judgment, or other voluntary disposition in the event it fails to provide proper, full notice within such thirty (30) day period in accordance herewith. If LICENSEE recovers monetary damages in the form of lost profits from a THIRD PARTY infringer as a remedy for the infringement of PATENT RIGHTS licensed hereunder, then LICENSEE shall first apply such recovery to the costs and expenses incurred in obtaining or negotiating for such recovery (including but not limited to attorneys’ fees), and pay to CSMC the royalties on the remaining portion of such lost profits at the rate specified in Section 3.3. If LICENSEE recovers monetary damages in the form of an ongoing reasonable royalty as a remedy for the infringement of PATENT RIGHTS and/or consideration for an ongoing license with respect to such PATENT RIGHTS, then, after applying such royalty to the recovery of the costs and expenses incurred in obtaining or negotiating for such royalty (including but not limited to attorneys’ fees), the remaining amount of any such royalty shall be treated as SUBLICENSING REVENUE in accordance with Section 3.7 above.

9.3 If, within twelve (12) months after receiving notice of any alleged infringement of the PATENT RIGHTS by a THIRD PARTY, LICENSEE: (i) shall have been unsuccessful in persuading the alleged infringer to desist; (ii) shall not have brought and shall not be diligently prosecuting an infringement action; or (iii) has not entered into settlement discussions with respect to such infringement, or if LICENSEE shall notify CSMC in writing, at any time prior thereto, of its intention not to undertake any of the foregoing actions with respect to the alleged infringer, then CSMC shall have the right, but not the obligation, to prosecute, at its own expense and utilizing counsel of its choice, any infringement of the PATENT RIGHTS, and CSMC may, at its own expense and control, take steps to defend or enforce any patent within the PATENT RIGHTS and recover, for its own account, any damages, awards or settlements resulting therefrom. LICENSEE and/or its AFFILIATES shall cooperate as reasonably requested by CSMC, including joining in such actions, at the expense of CSMC.

9.4 Notwithstanding the foregoing, and without limiting LICENSEE’s rights under Section 9.1 or 9.2 above to enter into any settlement, consent judgment, or other voluntary disposition of any legal or equitable action, CSMC shall be entitled, in its sole discretion and at its own expense, to participate through counsel of its own choosing in any legal action involving INVENTIONS and PATENT RIGHTS.

9.5 In any challenge to the PATENT RIGHTS brought or declaratory judgment action defended not already addressed by the provisions of this Section 9, LICENSEE shall have the first right, exercisable upon written notice to CSMC within thirty (30) days of receipt of notice of such action, but not the obligation, to defend such action at the sole expense of LICENSEE. CSMC shall reasonably cooperate in any such defense at LICENSEE’s sole expense, including joining in such actions. If LICENSEE does not so elect, CSMC may defend but has no obligation to do so.

9.6 In any action, either party may institute to enforce or defend PATENT RIGHTS pursuant to this LICENSE AGREEMENT, the other party hereto agrees, at the request and expense of the party initiating such action, to cooperate in all respects and to have its employees testify when requested and to make available relevant records, papers, information samples, specimens and the like subject to all applicable laws, rules and regulations. The party bringing the action shall control the prosecution thereof and the other party shall be entitled to be represented in such action by counsel of its own selection and at its own expense.

ARTICLE 10: REPRESENTATIONS

10.1 CSMC makes no warranties that any patent will issue on LICENSED TECHNOLOGY or INVENTIONS. CSMC does not warrant the validity or enforceability of any patent included in the PATENT RIGHTS or that practice under such patents shall be free of infringement. CSMC acknowledges that under CSMC’s policy, faculty members, staff and employees are obligated while they are employed by CSMC to assign the whole of their rights in any intellectual property conceived using more than insignificant resources at CSMC to CSMC. The parties acknowledge that Dr. Henry Lin, one of the co-inventors of the INVENTIONS, is no longer affiliated with CSMC and is, as of the date of this LICENSE, on the faculty of the University of Southern California (“USC”). CSMC intends to enter into a Cooperation Agreement with USC, which would provide, among other things, for anything within the definition of “PATENT RIGHTS” developed in the future by Dr. Lin at USC to be covered by the terms and conditions of this LICENSE AGREEMENT. LICENSEE shall have the right to review and approve the final form of the Cooperation Agreement before it is entered into between CSMC and USC. LICENSEE’s review and approval shall not be delayed or withheld unreasonably. It is understood and agreed by the parties hereto that the discussions regarding, and the ultimate completion and execution of, the Cooperation Agreement by CSMC with USC shall not be considered or deemed to be a violation of CSMC’s representations and warranties set forth in Section 10.2 below.

10.2 CSMC represents and warrants that, to the best of CSMC’s actual, current knowledge (without investigation outside of CSMC as to such representations and warranties), as of the EFFECTIVE DATE: (i) the entire right, title, and interest in the patent applications or patents comprising the PATENT RIGHTS have been assigned to it free and clear of all liens, claims and encumbrances of any inventor or any nongovernmental THIRD PARTY and that it has not been notified of any competing claims with respect to the ownership of the PATENT RIGHTS; (ii) CSMC has all requisite power and authority to grant the licenses contained in this LICENSE AGREEMENT under said PATENT RIGHTS and LICENSED TECHNOLOGY; (iii) CSMC has not entered into any agreements with any THIRD PARTY with respect to the PATENT RIGHTS, the LICENSED TECHNOLOGY or the INVENTIONS; (iv) its execution and performance of this LICENSE AGREEMENT will not result in a breach of any other contract to which it is, or will become a party; (v) it has not received any notification that the PATENT RIGHTS are invalid or that the exercise by LICENSEE of the rights granted hereunder will infringe on any patent or other proprietary right of any THIRD PARTY, (vi) CSMC has not been notified that the inception, development and reduction to practice of the PATENT RIGHTS has constituted or involved the misappropriation of trade secrets or other rights of any THIRD PARTY and (vii) this LICENSE AGREEMENT constitutes the legal, valid and binding obligation of CSMC, enforceable against CSMC in accordance with its terms.

10.3 LICENSEE represents and warrants that, to the best of LICENSEE’s actual, current knowledge (without investigation outside of LICENSEE as to such representations and warranties), as of the EFFECTIVE DATE: (i) LICENSEE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this LICENSE AGREEMENT and to perform its obligations hereunder; (ii) LICENSEE has all requisite power and authority to accept the rights and obligations contained in this LICENSE AGREEMENT; (iii) LICENSEE has not entered into any agreements with any THIRD PARTY with respect to the PATENT RIGHTS, the LICENSED TECHNOLOGY or the INVENTIONS; (iv) its execution and performance of this LICENSE AGREEMENT will not result in a breach of any other contract to which it is, or will become a party; and (iv) this LICENSE AGREEMENT constitutes the legal, valid and binding obligation of LICENSEE, enforceable against LICENSEE in accordance with its terms.

10.4 EXCEPT AS PROVIDED IN SECTION 10, CSMC DISCLAIMS ALL WARRANTIES WITH REGARD TO INVENTIONS, LICENSED TECHNOLOGY AND PATENT RIGHTS LICENSED UNDER THIS AGREEMENT OR ANY OTHER SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ALL WARRANTIES, EXPRESSED OR IMPLIED, OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. LICENSEE ACCEPTS THE PATENT RIGHTS ON AN “AS-IS” BASIS.

ARTICLE 11: INDEMNIFICATION AND LIMITATIONS

11.1 In exercising its rights under this LICENSE AGREEMENT, LICENSEE shall materially comply with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this LICENSE AGREEMENT. LICENSEE further agrees to indemnify and hold CSMC, its officers, directors, employees, and agents harmless from and against any costs, expenses, attorneys’ fees, citation, fine, penalty and liability of every kind and nature, which might be imposed directly against CSMC, its officers, directors, employees, or agents by reason of any asserted or established violation of any such laws, order, rules and/or regulations by LICENSEE.

11.2 LICENSEE agrees to indemnify, hold harmless and defend CSMC, its officers, directors, employees, and agents against any and all claims, suits, losses, damage, costs, fees, and expenses (“LOSSES”) asserted by THIRD PARTIES, both government and private, resulting from or arising out of the exercise of LICENSEE’s rights under this LICENSE AGREEMENT, provided such LOSSES do not result from CSMC’S or its officers’, directors’, employees’ or other agents negligence, intentional misconduct, breach of this LICENSE AGREEMENT, or failure to comply with any applicable laws, rules, or regulations.

11.3 LICENSEE is required to maintain in force at its sole cost and expense, with reputable insurance companies, insurance coverage in amounts and of types (including products liability and general liability policies at such time as is appropriate) reasonably sufficient to cover its activities and protect against liability under Sections 11.1 and 11.2 above. CSMC shall have the right to ascertain from time to time that such coverage exists, such right to be exercised in a reasonable manner. Such insurance policies shall name CSMC as an additional insured party, and shall provide a minimum of $10,000,000 in coverage in the aggregate and provide for a thirty (30) day notice to CSMC of any material change in coverage under such policies. LICENSEE shall provide CSMC with Certificates of Insurance within thirty (30) days of the EFFECTIVE DATE (subject to extension if reasonably required) and annually thereafter, evidencing the policies required in accordance with this Section 11.3.

11.4 EXCEPT WITH RESPECT TO BREACHES OF SECTION 12, IN NO EVENT WILL EITHER PARTY OR THEIR AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, TREBLE OR CONSEQUENTIAL DAMAGES INCLUDING LOST PROFITS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL THEORY.

ARTICLE 12: CONFIDENTIALITY

12.1 Definition. “CONFIDENTIAL INFORMATION” means confidential or proprietary information, data or know-how, whether provided in written, oral, visual or other form, provided by one party (the “DISCLOSING PARTY”) to the other party (the “RECEIVING PARTY”) in connection with this LICENSE AGREEMENT, including but not limited to, the terms of this LICENSE AGREEMENT, the PATENT RIGHTS, any communications with the United States Patent Office and any foreign patent office relating to the Patent Rights and information relating to the DISCLOSING PARTY’s existing or proposed research, development efforts, patent applications, business or products. Except for individually identifiable health information which is protected as provided for in Section 12.6 hereinafter, CONFIDENTIAL INFORMATION will not include any such information that: (i) is already known to the RECEIVING PARTY (other than under an obligation of confidentiality) at the time of disclosure (as evidenced by written records of the RECEIVING PARTY); (ii) is or becomes generally available to the public other than through any act or omission of the RECEIVING PARTY; (iii) is disclosed to the RECEIVING PARTY without obligation of confidentiality by a THIRD PARTY who had the legal right to disclose such information; or (iv) is independently discovered or developed by or on behalf of the RECEIVING PARTY without the use or benefit of the CONFIDENTIAL INFORMATION of the DISCLOSING PARTY (as evidenced by written records of the RECEIVING PARTY).

12.2 Confidentiality. The RECEIVING PARTY will keep in confidence all CONFIDENTIAL INFORMATION of the DISCLOSING PARTY with the same degree of care it employs to maintain the confidentiality of its own CONFIDENTIAL INFORMATION, but no less than a reasonable degree of care. The RECEIVING PARTY will not use such CONFIDENTIAL INFORMATION for any purpose other than in performance of or exercise of its rights under this LICENSE AGREEMENT or disclose the same to any THIRD PARTY other than to such of its employees, agent, or subcontractors who have a need to know such CONFIDENTIAL INFORMATION to implement the terms of or exercise of its rights under this LICENSE AGREEMENT. A RECEIVING PARTY will advise any employee, agent or subcontractor who receives CONFIDENTIAL INFORMATION of such obligations, and the

RECEIVING PARTY will ensure that all such agents, employees and subcontractors comply with such obligations as if they had been a party hereto. The RECEIVING PARTY will be liable for breach of this Article 12 by any of its employees, agents or subcontractors.

12.3 Permitted Disclosure and Use. The RECEIVING PARTY will have the right to disclose CONFIDENTIAL INFORMATION if, in the reasonable opinion of the RECEIVING PARTY’s legal counsel, such disclosure is required by law or the rules of any stock exchange, provided that, to the extent reasonably practicable, the RECEIVING PARTY gives adequate prior notice of such disclosure to the DISCLOSING PARTY to permit the DISCLOSING PARTY to intervene and to request protective orders or other confidential treatment. The RECEIVING PARTY will cooperate reasonably with any such efforts by the DISCLOSING PARTY.

12.4 Confidentiality of this LICENSE AGREEMENT. The terms of this LICENSE AGREEMENT will be deemed CONFIDENTIAL INFORMATION of each party. Either party may disclose the terms of this LICENSE AGREEMENT: (i) if, in the opinion of its counsel, such disclosure is required by law, provided that such party will seek appropriate confidentiality of those portions of the LICENSE AGREEMENT for which confidential treatment or a protective order is typically permitted by the relevant governmental authority; or (ii) as necessary in connection with any financing, merger, strategic partnership, or other similar transaction, subject to the execution of confidentiality agreement with the THIRD PARTY.

12.5 Return. Upon termination of this LICENSE AGREEMENT, the RECEIVING PARTY will return or destroy all documents or other media containing CONFIDENTIAL INFORMATION of the DISCLOSING PARTY; provided, however, that each party shall have the right to retain an archive copy of any CONFIDENTIAL INFORMATION with its legal counsel for the purposes of monitoring compliance with the obligations of this Article 12.

12.6 Individually Identifiable Health Information. The parties recognize a common goal of securing the integrity of all individually identifiable health information and according that information confidentiality and protection from disclosure. The parties will use their best efforts in that regard. Notwithstanding anything else in this Agreement to the contrary:

(a) All individually identifiable health information (including information relating to patients and/or study subjects whose identities may be ascertained by the exercise of reasonable effort through investigation or through use of other public or private databases) shall be treated as confidential by the parties in accordance with all applicable federal, state and local laws, rules and regulations governing the confidentiality and privacy of individually identifiable health information, including, but without limitation, to the extent that the party is subject to it, the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996 and all regulations and official guidance promulgated thereunder (“HIPAA”), and the parties agree to take such additional steps and/or to negotiate such amendments to this Agreement as may be required to ensure that each party is and remains in compliance with HIPAA, to the extent the party is subject to it;

(b) Licensee, even if not a covered entity under HIPAA, recognizes that pursuant to this Agreement, Licensee has the responsibility (1) to protect all individually identifiable health information consistent with the protections afforded to that information as Confidential Information set forth in Section 12.1 hereof; (2) only to use and disclose such information as necessary to discuss and analyze the results of a study, to ensure research integrity, to communicate with the U.S. Food and Drug Administration and other regulatory authorities, and otherwise as required by law or as permitted by authorizations or consents signed by study subjects or waiver of authorization granted by the affiliated Institutional Review Board (the “Permitted Activities”); (3) to restrict the use and disclosure of any individually identifiable health information gained through the Permitted Activities to its workforce, contractors, subcontractors, study collaborators, licensees, sublicensees and agents (collectively “Recipients of Patient Information”) who must have access to that information in order directly to support or facilitate the Permitted Activities; (4) to notify the Recipients of Patient Information of the requirements regarding protecting, using and disclosing such information in the fulfillment of their assigned duties, and to use any necessary means to bind those parties to these restrictions and requirements relating to individually identifiable health information; and (5) to ensure that neither Licensee nor any Recipients of Patient Information use individually identifiable health information to market to research subjects or for other marketing purposes, including marketing research or marketing studies, or for any publication of research results or findings;

(c) Licensor agrees to permit Licensee and its designated monitors access to study subjects’ records to monitor the progress of a clinical investigation, to assure adequate protection of the rights and safety of study subjects, and the quality and integrity of the research data, as required by law or as permitted by authorizations or consents signed by study subjects or waiver of authorization granted by an Institutional Review Board affiliated with Licensor, or by a “Privacy Board” that meets the requirements of HIPAA and is approved by Licensor; and

(d) The parties agree to cooperate with any reasonable requests from third party payors and/or government agencies for information with respect to the medical necessity of and reimbursement for medical services furnished to patients enrolled in a study, to the extent that those services are not reimbursed by Licensee pursuant to this Agreement, and the parties shall cooperate with each other to narrow the scope of any such request from third party payors.

12.7 Remedies. Money damages will not be an adequate remedy if this Article 12 is breached and, therefore, either party may, in addition to any other legal or equitable remedies, seek an injunction or other equitable relief against such breach or threatened breach without the necessity of posting any bond or surety.

12.8 Survival. This Article 12 will survive the expiration or termination of this LICENSE AGREEMENT for a period of ten (10) years.

ARTICLE 13: MISCELLANEOUS

13.1 Assignability. This LICENSE AGREEMENT is binding upon and shall inure to the benefit of the parties hereto, their successors and assigns. However, this LICENSE AGREEMENT shall be personal to LICENSEE, and it is not assignable by LICENSEE to any other person or entity without the written consent of CSMC, which consent shall not be unreasonably withheld. Notwithstanding the foregoing: LICENSEE shall be free to assign this LICENSE AGREEMENT without such consent: (i) to any AFFILIATE of LICENSEE; or (ii) in connection with any sale of substantially all of its assets or business (or portion of its assets or business related to the subject matter hereof), merger, acquisition, consolidation, or other similar transaction. CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

13.2 Waiver. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

13.3 Use of CSMC’s Name. The use of the name of CSMC, or any contraction thereof, or the use of the names of Drs. Mark Pimentel and Henry Lin, individually, in any manner in connection with the exercise of rights under this LICENSE AGREEMENT is expressly prohibited without the prior written consent of CSMC (or that of the individuals with respect to their respective names), provided that, notwithstanding the foregoing, LICENSEE shall have the right to identify CSMC as the licensor and to disclose the terms of this LICENSE AGREEMENT to prospective investors, strategic partners, investment bankers, and regulatory authorities, or other document or filing prepared in connection with its compliance obligations under applicable securities law or other applicable law or regulation.

13.4 Use of LICENSEE’s Name. CSMC may not use the name of LICENSEE in any manner, including without limitation, in any advertising or other promotional material, without the prior written consent of LICENSEE.

13.5 Public Announcements. Any news release or other public announcement relating to this Agreement, including any of its terms, or to the performance hereunder, must be approved by the parties, which approval shall not be unreasonably withheld. Once the text or substance of an announcement has been so approved, it may be repeated without further approval if used within a period of twelve (12) months after the first approval. Any disclosure which is required by law may be made without the prior consent of the other party, although the other party shall be given prompt written notice of any such legally required disclosure and an opportunity to comment on the proposed disclosure reasonably in advance to the extent feasible. Further, the disclosing party shall make diligent efforts to limit the nature and scope of any disclosure to the extent reasonably possible and to otherwise prevent the disclosure of the non-disclosing parties’ Confidential Information. Unless otherwise required by law, in no event shall a party be required to consent to the disclosure of any of the financial terms of this Agreement.

13.6 Publicity and Marks. Neither Party may use any name, trade name, logo, trademark or service mark of the other party in any form or publicity in connection with this

Agreement without the prior written consent of the other party other than in public filings that are required under securities laws or as necessary or appropriate to obtain from any governmental agency any necessary approval or license.

13.7 Independent Contractor Status. It is understood that nothing in this LICENSE AGREEMENT shall be construed or applied to create a relationship of partners, agency, joint venture or of employer and employee between the parties. Neither party shall have the right to obligate or bind the other in any manner.

13.8 Notice. Any notice required or permitted to be given to the parties hereto shall be in writing and deemed to have been properly given if delivered in person, mailed by certified mail, return receipt requested, or using a nationally recognized courier service to the other party at the appropriate address as set forth below. Other addresses may be designated in writing by the parties during the term of this LICENSE AGREEMENT.

CSMC	LICENSEE

Cedars-Sinai Medical Center	Salix Pharmaceuticals, Inc.
8700 Beverly Blvd.	1700 Perimeter Park Drive
Los Angeles, California 90048	Morrisville, North Carolina 27560-8404
Attn: Senior Vice President for	Attn: General Counsel
Academic Affairs

with a copy to: Senior Vice President for

                         Legal Affairs & General Counsel

13.9 Governing Law and Venue. This LICENSE AGREEMENT shall be interpreted and construed in accordance with the laws of the State of California. The State and Federal Courts located in the city of Los Angeles shall have exclusive jurisdiction to hear any legal action arising out of this LICENSE AGREEMENT; provided, however, that any claims or disputes arising under or related to Section 5 will be resolved solely as set forth in Section 5.

13.10 Complete Agreement. It is understood and agreed between CSMC and LICENSEE that this LICENSE AGREEMENT constitutes the entire agreement, both written and oral, between the parties, and shall not be amended or modified except by a written agreement signed by authorized officers of all parties, and that all prior agreements respecting the subject matter hereof, either written or oral, expressed or implied, shall be abrogated, canceled, and are null and void and of no effect.

13.11 Severability. In the event that a court of competent jurisdiction holds any provision of this LICENSE AGREEMENT to be invalid, such holding shall have no effect on the remaining provisions of this LICENSE AGREEMENT, and they shall continue in full force and effect.

13.12 Patent Marking. In the event any LICENSED PRODUCT is the subject of a patent under the PATENT RIGHTS and to the extent relevant under applicable law, LICENSEE shall mark all products made, sold or otherwise disposed of by or on behalf of it or any of its sublicensees with the word “Patented” followed by the number of the licensed patent. In such case, LICENSEE shall mark any LICENSED PRODUCTS made using a process or method covered by any PATENT RIGHTS with the number of each such patent and, if such LICENSED PRODUCT is covered by PATENT RIGHTS, LICENSEE shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13.13 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this LICENSE AGREEMENT.

13.14 Enforceability. If any provision of this LICENSE AGREEMENT shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this LICENSE AGREEMENT.

13.15 Construction. This LICENSE AGREEMENT has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this LICENSE AGREEMENT by virtue of the purported identity of the drafter of this LICENSE AGREEMENT or any portion thereof.

13.16 Counterparts. This LICENSE AGREEMENT may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This LICENSE AGREEMENT may be executed by facsimile.

13.17 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

13.18 Further Assurances. At any time and from time to time after the EFFECTIVE DATE, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this LICENSE AGREEMENT.

13.19 Survival of Terms. Articles 1, 4, 7, 9, 10, 11, 12 and 13, and Section 6.2 shall survive the expiration or termination of this LICENSE AGREEMENT.

[Signature page to follow]

IN WITNESS WHEREOF, CSMC and LICENSEE have executed this LICENSE AGREEMENT as of the EFFECTIVE DATE, in duplicate originals, by the duly authorized respective officers.

CEDARS-SINAI MEDICAL CENTER		SALIX PHARMACEUTICALS, INC.

By:	/s/ Edward M. Prunchunas	/s/ Carolyn J. Logan
	Edward M. Prunchunas	Signature
Senior Vice President for Finance & CFO

Carolyn J. Logan
Printed Name

By:	/s/ Shlomo Melmed	President & CEO
	Shlomo Melmed, M.D.	Title
Senior Vice President for Academic Affairs

	6/28/06	June 22, 2006
	Date	Date

SCHEDULE “X”

Rifaximin IBS Studies (subject to FDA discussions) and Estimated Costs

Phase 1 Study –	Estimated costs [*]

Phase 2 Study –	Estimated costs [*]

Phase 3 Study #1 –	Estimated costs [*]

Phase 3 Study #2 –	Estimated costs [*]

Safety Study –	Estimated costs [*]

Estimated Timelines

Phase 1 thru 3 Studies completed and NDA filed by [*] of [*]

NDA approval, contingent on FDA review and satisfaction with data submissions, expected in [*] to [*]

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

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